Exhibit 99.1

FOR IMMEDIATE RELEASE

UPC INSURANCE AND AMERICAN COASTAL INSURANCE COMPANY COMPLETE THEIR MERGER TO CREATE A LEADING SPECIALIZED PERSONAL LINES AND COMMERCIAL LINES UNDERWRITER

St. Petersburg, FL – April 3, 2017 – United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today announced that it has received all necessary regulatory approvals, met all other closing conditions and successfully completed its merger with American Coastal Insurance Company.

The acquisition was completed through a series of mergers that ultimately resulted in the Company issuing 20,956,355 shares of its common stock, $0.0001 par value per share, as merger consideration to the equityholders of RDX Holding, LLC, a Delaware limited liability company.

The description of the Merger Agreement and related transactions (including, but not limited to, the Mergers) in this press release does not purport to be complete and is subject and qualified in its entirety by reference to the full text of the Merger Agreement, which was attached as Exhibit 2.1 to Parent’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 19, 2016.

Effective on the Closing Date, the Company’s Board of Directors was increased from seven directors to ten directors and Michael R. Hogan, Patrick F. Maroney and R. Daniel Peed were appointed as directors. Brief summaries of each of Messrs. Hogan’s, Maroney’s and Peed’s relevant experience are set forth in the section of Parent’s definitive proxy statement on Schedule 14A titled “The Mergers—UIHC Board After the Mergers” filed with the SEC on December 29, 2016. Mr. Peed has also been appointed as Non-Executive Vice Chairman of the Parent Board. At this time, Messrs. Hogan, Maroney and Peed have not been appointed to any of the Parent Board’s standing committees. Each of Messrs. Hogan, Maroney and Peed previously served on the board of directors of American Coastal Insurance Company.

”We are thrilled to complete this merger with American Coastal,” said John Forney, President & CEO of UPC Insurance.” It brings us increased scale, reduced volatility, and strategic opportunities for future growth. The American Coastal team has established an amazing track record of generating profits and shareholder value over a long period of time and through many insurance cycles. We’re fortunate that Dan Peed has joined our Board as nonexecutive Vice Chairman, and that he has brought with him Mike Hogan and Pat Maroney, both of whom have great experience and complementary skills to our existing Board. We’re also grateful to be able to extend the exclusive MGA agreement with AmRisc the premier wind MGA in the country, and we look forward to working with the AmRisc and BB&T teams to expand our distribution footprint. This merger marks the start of the next phase of the UPC journey. We’re ready to get started.”

”This is a great day,” said Dan Peed, CEO of American Coastal. “As we went through the transition process over the past seven months, it became even more clear that the combination of these two companies creates a unique specialty underwriter with tremendous growth opportunities and the right people and infrastructure to take advantage of them. I look forward to joining the UPC Board and helping to shape future strategic initiatives.”

UPC Insurance was advised in this transaction by Raymond James & Associates and the law firm of Sidley Austin LLP. TigerRisk Capital Markets & Advisory and Willis Capital Markets & Advisory acted as joint financial advisors and Debevoise & Plimpton LLP served as legal counsel to RDX in connection with the transaction.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. UPC Insurance writes and services property and casualty insurance in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. From its headquarters in St. Petersburg, UPC Insurance’s team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
SEC Reporting Manager		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com